Exhibit 23.2

The Board of Directors
North Limited:

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Rio Tinto Finance (USA) Limited of our report dated August 10, 2000, with respect to the consolidated statements of profits and loss, and cash flows of North Limited and subsidiaries for year ended June 30, 2000, which report appears in the Form 6-K of Rio Tinto Limited dated May 23, 2001, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

KPMG

Melbourne, Australia
June 12, 2003